Exhibit 99.1

Chico’s FAS, Inc. Reports Second Quarter Results

•	Second quarter GAAP loss of $0.02 per diluted share; Adjusted earnings of $0.00 per diluted share

•	Sequential improvement at Chico’s brand; Soma delivers double-digit comparable sales increase

•	Provides outlook for third quarter 2019; Updates full year fiscal 2019 outlook

Fort Myers, FL - August 28, 2019 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced its financial results for the fiscal 2019 second quarter ended August 3, 2019.
For the thirteen weeks ended August 3, 2019 (the “second quarter”), the Company reported a net loss of $2.3 million, or $0.02 loss per diluted share, compared to net income of $16.8 million, or $0.13 earnings per diluted share, for the thirteen weeks ended August 4, 2018 (“last year’s second quarter”). The Company reported second quarter adjusted net loss of $0.2 million, or $0.00 earnings per diluted share, as presented in the related accompanying GAAP to non-GAAP reconciliation.
For the twenty-six weeks ended August 3, 2019, the Company reported a net loss of $0.3 million, or $0.00 earnings per diluted share, compared to net income of $45.8 million, or $0.36 earnings per diluted share, for the twenty-six weeks ended August 4, 2018. For the twenty-six weeks ended August 3, 2019, the Company reported adjusted net income of $5.4 million, or $0.05 earnings per diluted share, as presented in the related accompanying GAAP to non-GAAP reconciliation.
“We are seeing evidence of progress within our business and reported second quarter results in line with our expectations. This performance was driven by sequential improvement at Chico’s and continued strong comparable sales growth at Soma of 10.9% in the second quarter. At White House Black Market, the changes we made in product, marketing and in-store presentation are driving improved sales trends in August compared to our second quarter results. We expect these improvements to continue benefiting the brand throughout the fall and holiday seasons,” said Bonnie Brooks, CEO and President.
“We are committed to enhancing value creation at Chico’s FAS and are taking the necessary steps to do so. We have made significant leadership changes and are focused on executing on our three operating priorities to deliver sustainable, profitable growth,” continued Ms. Brooks.

Fiscal 2019 Second Quarter Business Highlights

•
The Company announced the appointment of Bonnie Brooks as CEO and President of Chico’s FAS and a new organizational structure for the Company. Molly Langenstein was appointed President, Apparel Group, leading Chico’s and White House Black Market (“WHBM”), and Mary van Praag, President, Intimates Group, continues to lead Soma® and TellTale™. The new structure and leadership appointments are designed to strengthen the organization, create clear lines of responsibility and accelerate sales driving priorities.

•
Soma reported positive 10.9% comparable sales growth in the second quarter, the brand’s best comparable sales performance in four years, and remains a leading performer in the industry. The focus on innovation, improved aesthetic and additional marketing at Soma are driving new customer acquisition.

•	Chico’s comparable sales improved sequentially compared to the first quarter, driven by momentum in key items and better in-stock positions.

•
WHBM comparable sales were lower sequentially compared to the first quarter due to product misses in color and print, which were identified in the first quarter and have been addressed through significant leadership changes and a more rigorous approval process. The sales trends in the Fall 1 assortment, set in stores and online in early August, have improved. The Company anticipates the performance at the brand to gradually improve throughout the fall and holiday seasons.

•
The Company continues to make progress on executing its three operating priorities which are driving stronger sales through improved product and marketing; optimizing the customer journey by simplifying, digitizing and extending the Company’s unique and personalized service; and transforming sourcing and supply chain operations to increase product speed to market and improve quality.

Net Sales
For the second quarter, net sales were $508.4 million compared to $544.7 million in last year’s second quarter. This decrease of 6.7% reflects a comparable sales decline of 6.1% as well as the impact of 53 net store closures since last year’s second quarter. The comparable sales decline was driven by lower average dollar sale and a decrease in transaction count. In the second quarter, comparable sales at Soma continued to show strong growth while Chico’s posted quarter-over-quarter improvement. Product, marketing and in-store presentation adjustments to change the performance at WHBM are underway.

Comparable Sales

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Chico's	(5.6)%	(3.8)%	(6.8)%	(4.7)%
White House Black Market	(16.1)	(3.5)	(13.0)	(5.1)
Soma	10.9	(0.9)	7.4	(3.2)
Total Company	(6.1)	(3.2)	(6.6)	(4.6)

Gross Margin
For the second quarter, gross margin was $168.6 million, or 33.2% of net sales, compared to $196.9 million, or 36.1% of net sales, in last year’s second quarter. This 290-basis point decrease primarily reflects an increased effort to clear WHBM inventory, continued charges related to our omnichannel programs and accelerated depreciation as a result of our retail fleet optimization plan announced in the fourth quarter of fiscal 2018. Excluding the 60 basis-point impact of accelerated depreciation, gross margin decreased 230 basis points.

Retail Fleet Optimization Plan
In the second quarter, the Company recorded pre-tax accelerated depreciation charges of property and equipment within cost of goods sold of $3.0 million, or 60 basis points, related to our retail fleet optimization plan. On an after-tax basis, the second quarter impact of these charges was $2.2 million, or $0.02 earnings per diluted share.

Selling, General and Administrative Expenses
For the second quarter, selling, general and administrative (“SG&A”) expenses were $171.0 million, or 33.7% of net sales, compared to $174.1 million, or 31.9% of net sales, for last year’s second quarter. This $3.1 million decrease primarily reflects a reduction in non-payroll employee-related costs, partially offset by investments in marketing in our intimates group.

Income Taxes
For the second quarter, the effective tax rate was 0.0% compared to 25.4% for last year’s second quarter. The 0.0% effective tax rate was primarily the result of an income tax benefit on the second quarter operating loss, offset by a true-up from the first quarter provision due to an increase in the forecasted annual effective tax rate. On a non-GAAP basis, the second quarter effective tax rate was 48.0% when excluding accelerated depreciation related to our retail fleet optimization plan.

Cash, Marketable Securities and Debt
At the end of the second quarter, cash and marketable securities totaled $163.1 million, a decrease of $76.3 million compared to last year’s second quarter, while debt totaled $50.0 million, a decrease of $11.3 million from last year’s second quarter. This $76.3 million decrease in cash and marketable securities primarily reflects a return of cash to shareholders through share repurchases and dividend payments.

Inventories
At the end of the second quarter, inventories totaled $227.7 million compared to $224.2 million at the end of last year’s second quarter. This $3.5 million, or 1.6%, increase primarily reflects investments in our intimates group to fund growth, partially offset by the benefit of inventory management in our apparel group.

Fiscal 2019 Third Quarter and Full-Year Outlook
The Company is initiating outlook for the third quarter of fiscal 2019 and is updating its previously provided full year fiscal 2019 outlook. The outlook for both the third quarter and fiscal year excludes expected net charges related to the Company’s retail fleet optimization plan and any incremental impact from the implementation of new tariffs.
The Company is managing through its turnaround and although guidance has been tempered for the second half of the year, it does anticipate gradual improvement in net sales and comparable sales trends as traction from its operating priorities take hold.
For the fiscal 2019 third quarter, compared to the fiscal 2018 third quarter:

•	The Company anticipates a low to mid-single-digit decline in total net sales and consolidated comparable sales.

•	The Company expects gross margin as a percent of net sales to be down approximately 100 to 125 basis points as it clears through seasonal inventory.

•	SG&A expenses are expected to be approximately flat to down slightly, reflecting ongoing cost management, offset by investment in marketing in our intimates group.
For full year fiscal 2019, compared to full year fiscal 2018:

•
The Company anticipates a mid-single digit decline in total net sales and consolidated comparable sales, versus its previous guidance of a low to-mid single-digit decline in total net sales and consolidated comparable sales.

•
The Company expects gross margin as a percent of net sales to be down 150 to 200 basis points versus its previous guidance of down 50 to 100 basis points, due primarily to incremental costs in the first half of fiscal 2019 associated with its omnichannel programs and clearing of seasonal inventory.

•	The Company anticipates SG&A expenses to be down approximately $10 million, reflecting ongoing cost management, consistent with previous guidance.

•
The Company expects capital expenditures to be approximately $45 million to $50 million, versus its previous guidance of approximately $55 million, primarily driven by store reinvestments and technology enhancements.

•	The Company estimates third and fourth quarter income tax rates to normalize in the range of 20% to 25%, which excludes accelerated depreciation related to our fleet optimization plan.

Conference Call Information
The Company is hosting a live conference call on Wednesday, August 28, 2019 beginning at 8:00 a.m. ET to review the operating results for the second quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Chico’s FAS, Inc. corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 7758370, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
The Company, through its brands – Chico’s, White House Black Market, Soma and TellTale is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of August 3, 2019, the Company operated 1,387 stores in the U.S. and Canada and sold merchandise through 83 international franchise locations in Mexico and 2 domestic franchise airport stores. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third-party channels. For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance. These statements, including without limitation statements made in Ms. Brooks’ quotes and in the section entitled “Fiscal 2019 Third Quarter and Full-Year Outlook,” relate to expectations concerning matters that are not historical fact and may include the words or phrases such as “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “approximately,” “our planning assumptions,” “future outlook,” and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment; changes in the general or specialty retail or apparel industries, including the extent of the market demand and overall level of spending for women’s private branded clothing and related accessories; the availability of quality store sites; the effectiveness of our brand strategies, awareness and marketing programs; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s retail fleet optimization plan and three operating priorities which are driving stronger sales through improved product and marketing; optimizing the customer journey by simplifying, digitizing and extending the Company’s unique and personalized service; and transforming sourcing and supply chain operations to increase product speed to market and improve quality), sales initiatives and multi-channel strategies; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful recruitment of leadership and the successful integration of new members of our senior management team; uncertainties regarding future unsolicited offers to buy the Company and our ability to respond effectively to them as well as to actions of activist shareholders and others; changes in the political environment that create consumer uncertainty; the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs (particularly with respect to China) that could impact, among other things, our sourcing from foreign suppliers; significant shifts in consumer behavior; and those other factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K and in Part II, Item 1A, “Risk Factors” and the “Forward-Looking Statements” disclosure in Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation” of our quarterly reports on Form 10-Q and in other reports we file with or furnish to the Securities and Exchange Commission. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of (Loss) Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	August 3, 2019		August 4, 2018		August 3, 2019		August 4, 2018
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$268,924	52.9%	$286,808	52.7%	$545,626	53.2%	$587,744	53.1%
White House Black Market	139,809	27.5	168,938	31.0	300,754	29.3	351,586	31.8
Soma (1)	99,623	19.6	88,974	16.3	179,704	17.5	167,205	15.1
Total Net Sales	508,356	100.0	544,720	100.0	1,026,084	100.0	1,106,535	100.0
Cost of goods sold	339,734	66.8	347,853	63.9	666,631	65.0	682,800	61.7
Gross Margin	168,622	33.2	196,867	36.1	359,453	35.0	423,735	38.3
Selling, general and administrative expenses	170,983	33.7	174,089	31.9	356,391	34.7	360,508	32.6
(Loss) Income from Operations	(2,361)	(0.5)	22,778	4.2	3,062	0.3	63,227	5.7
Interest income (expense), net	52	0.0	(310)	(0.1)	54	0.0	(555)	0.0
(Loss) Income before Income Taxes	(2,309)	(0.5)	22,468	4.1	3,116	0.3	62,672	5.7
Income tax provision	—	0.0	5,700	1.0	3,400	0.3	16,900	1.6
Net (Loss) Income	$(2,309)	(0.5)%	$16,768	3.1%	$(284)	0.0%	$45,772	4.1%
Per Share Data:
Net (loss) income per common share - basic	$(0.02)		$0.13		$0.00		$0.36
Net (loss) income per common and common equivalent share – diluted	$(0.02)		$0.13		$0.00		$0.36
Weighted average common shares outstanding – basic	114,802		124,730		114,618		125,003
Weighted average common and common equivalent shares outstanding – diluted	114,802		124,774		114,618		125,054
Dividends declared per share	$0.0875		$0.085		$0.2625		$0.255
(1) Includes TellTale net sales, which is not a significant component of Soma revenue.

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	August 3, 2019	February 2, 2019	August 4, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$99,634	$124,128	$177,641
Marketable securities, at fair value	63,446	61,987	61,727
Inventories	227,736	235,218	224,233
Prepaid expenses and other current assets	47,919	63,845	57,301
Total Current Assets	438,735	485,178	520,902
Property and Equipment, net	337,049	370,932	393,525
Right of Use Assets	697,332	—	—
Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets, net	38,930	38,930	38,930
Other assets, net	17,468	15,220	13,327
Total Other Assets	153,172	150,924	149,031
	$1,626,288	$1,007,034	$1,063,458

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$137,142	$143,404	$139,604
Current lease liabilities	158,866	—	—
Other current and deferred liabilities	108,861	131,820	119,497
Total Current Liabilities	404,869	275,224	259,101
Noncurrent Liabilities:
Long-term debt	50,000	57,500	61,250
Long-term lease liabilities	611,308	—	—
Other noncurrent and deferred liabilities	8,860	89,109	97,454
Deferred taxes	2,129	5,237	4,640
Total Noncurrent Liabilities	672,297	151,846	163,344
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,180	1,169	1,257
Additional paid-in capital	487,789	486,406	476,480
Treasury stock, at cost	(494,395)	(494,395)	(444,252)
Retained earnings	554,694	587,145	607,643
Accumulated other comprehensive loss	(146)	(361)	(115)
Total Shareholders’ Equity	549,122	579,964	641,013
	$1,626,288	$1,007,034	$1,063,458
The Company adopted Accounting Standard Update (“ASU”) 2016-02, Leases, and related amendments as of February 3, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018
Cash Flows from Operating Activities:
Net (loss) income	$(284)	$45,772
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	46,826	45,870
Non-cash lease expense	106,961	—
Loss on disposal and impairment of property and equipment, net	196	1,778
Deferred tax benefit	(2,639)	(2,600)
Share-based compensation expense	3,486	10,238
Deferred rent and lease credits	—	(10,101)
Changes in assets and liabilities:
Inventories	7,482	8,669
Prepaid expenses and other assets	(4,432)	5,864
Accounts payable	(16,509)	10,440
Accrued and other liabilities	(5,884)	(16,329)
Lease liability	(114,186)	—
Net cash provided by operating activities	21,017	99,601
Cash Flows from Investing Activities:
Purchases of marketable securities	(25,615)	(17,315)
Proceeds from sale of marketable securities	24,384	15,718
Purchases of property and equipment	(14,076)	(19,844)
Net cash used in investing activities	(15,307)	(21,441)
Cash Flows from Financing Activities:
Proceeds from borrowings	—	61,250
Payments on borrowings	(7,500)	(68,750)
Proceeds from issuance of common stock	392	679
Dividends paid	(20,633)	(22,012)
Repurchase of common stock	—	(28,443)
Payments of tax withholdings related to share-based awards	(2,484)	(3,226)
Net cash used in financing activities	(30,225)	(60,502)
Effects of exchange rate changes on cash and cash equivalents	21	(88)
Net (decrease) increase in cash and cash equivalents	(24,494)	17,570
Cash and Cash Equivalents, Beginning of period	124,128	160,071
Cash and Cash Equivalents, End of period	$99,634	$177,641
The Company adopted ASU 2016-02, Leases, and related amendments as of February 3, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Supplemental Detail on Net (Loss) Income Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the thirteen and twenty-six weeks ended August 3, 2019 and August 4, 2018, potential common shares were excluded from the computation of diluted income per share to the extent they were antidilutive.

The following unaudited table sets forth the computation of net (loss) income per basic and diluted share shown on the face of the accompanying condensed consolidated statements of (loss) income (in thousands, except per share amounts):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Numerator
Net (loss) income	$(2,309)	$16,768	$(284)	$45,772
Net income and dividends declared allocated to participating securities	—	(444)	—	(1,169)
Net (loss) income available to common shareholders	$(2,309)	$16,324	$(284)	$44,603

Denominator
Weighted average common shares outstanding – basic	114,802	124,730	114,618	125,003
Dilutive effect of non-participating securities	—	44	—	51
Weighted average common and common equivalent shares outstanding – diluted	114,802	124,774	114,618	125,054

Net (loss) income per common share:
Basic	$(0.02)	$0.13	$0.00	$0.36
Diluted	$(0.02)	$0.13	$0.00	$0.36

GAAP to Non-GAAP Reconciliation of Net (Loss) Income and (Loss) Income Per Diluted Common Share

The Company reports information in accordance with GAAP. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. The reconciliation below excludes the impact of the Company’s retail fleet optimization plan announced in the fourth quarter of fiscal 2018.

A reconciliation of net (loss) income and (loss) income per diluted share on a GAAP basis to net (loss) income and income per diluted share on a non-GAAP basis for the thirteen and twenty-six weeks ended August 3, 2019 is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation of Net (Loss) Income and (Loss) Income per Diluted Share
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended	Twenty-Six Weeks Ended
	August 3, 2019
Net (loss) income:

GAAP basis	$(2,309)	$(284)
Accelerated depreciation, net of tax (1)	2,158	5,725
Non-GAAP adjusted basis	$(151)	$5,441

Net (loss) income per common and common equivalent share–diluted:

GAAP basis	$(0.02)	$0.00
Accelerated depreciation, net of tax (1)	0.02	0.05
Non-GAAP adjusted basis	$0.00	$0.05
(1) Reflects the impact of accelerated depreciation on property and equipment due to the change in the useful life of store assets for store closures added as a result of the Company’s retail fleet optimization plan.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended August 3, 2019
(Unaudited)

	May 4, 2019	New Stores	Closures	August 3, 2019
Store Count:
Chico’s frontline boutiques	548	—	(11)	537
Chico’s outlets	125	—	(1)	124
Chico’s Canada	4	—	—	4
WHBM frontline boutiques	386	—	(6)	380
WHBM outlets	65	—	(2)	63
WHBM Canada	6	—	—	6
Soma frontline boutiques	257	—	(3)	254
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,410	—	(23)	1,387

	May 4, 2019	New Stores	Closures	Other Changes in SSF	August 3, 2019
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,492,827	—	(28,721)	(1,273)	1,462,833
Chico’s outlets	315,400	—	(2,462)	—	312,938
Chico’s Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	900,856	—	(13,140)	(702)	887,014
WHBM outlets	135,863	—	(4,340)	—	131,523
WHBM Canada	14,891	—	—	697	15,588
Soma frontline boutiques	486,461	—	(6,091)	—	480,370
Soma outlets	35,774	—	—	—	35,774
Total Chico’s FAS, Inc.	3,391,767	—	(54,754)	(1,278)	3,335,735
As of August 3, 2019, the Company’s franchise operations consisted of 83 international retail locations in Mexico and 2 domestic airport stores.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Twenty-Six Weeks Ended August 3, 2019
(Unaudited)

	February 2, 2019	New Stores	Closures	August 3, 2019
Store count:
Chico’s frontline boutiques	551	—	(14)	537
Chico’s outlets	125	—	(1)	124
Chico's Canada	4	—	—	4
WHBM frontline boutiques	390	—	(10)	380
WHBM outlets	65	—	(2)	63
WHBM Canada	6	—	—	6
Soma frontline boutiques	258	—	(4)	254
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,418	—	(31)	1,387

	February 2, 2019	New Stores	Closures	Other Changes in SSF	August 3, 2019
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,502,688	—	(37,471)	(2,384)	1,462,833
Chico’s outlets	315,400	—	(2,462)	—	312,938
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	909,849	—	(22,258)	(577)	887,014
WHBM outlets	135,863	—	(4,340)	—	131,523
WHBM Canada	14,891	—	—	697	15,588
Soma frontline boutiques	488,509	—	(8,139)	—	480,370
Soma outlets	35,774	—	—	—	35,774
Total Chico’s FAS, Inc.	3,412,669	—	(74,670)	(2,264)	3,335,735

As of August 3, 2019, the Company’s franchise operations consisted of 83 international retail locations in Mexico and 2 domestic airport stores.